                                                                    EXHIBIT 99.1


IXC


                                                                    NEWS RELEASE
________________________________________________________________________________


                  IXC COMMUNICATIONS RECEIVES CONSENT TO AMEND
             12 1/2% SENIOR NOTE INDENTURE AND PRICES TENDER OFFER


AUSTIN, Texas - April 2, 1998 - IXC Communications, Inc. (Nasdaq: IIXC) announced today that consents to certain amendments to the indenture relating to its 12 1/2% Senior Notes due 2005 (the "Notes") have been received from holders of more than a majority of the $285 million outstanding principal amount.

Consents to the amendments are being solicited by IXC Communications, Inc. pursuant to an Offer to Purchase and Consent Solicitation Statement dated March 20, 1998, and a Consent and Letter of Transmittal dated March 20, 1998.

As a result, the Consent Date (as defined in the Offer to Purchase and Consent Solicitation Statement) with respect to the Notes will be 5:00 p.m., EST, on April 3, 1998. Holders who wish to receive the Consent Payment of $20 per $1,000 in principal amount of Notes upon consummation of the tender offer must tender their Notes and provide their consents to the amendments to IBJ Schroder Bank & Trust Company, as Depositary, no later than 5:00 p.m., EST, April 3, 1998. Tendered Notes may not be withdrawn and related consents may not be revoked after such time.

Additionally, the offer price for each $1,000 principal amount of the Notes is $1,178.81 (the "Offer Price") plus accrued and unpaid interest to, but not including April 21, 1998 (the "Payment Date"). The total consideration (the "Total Consideration") for the offer is the Offer Price plus a consent payment of $20.00 per $1,000 principal amount of Notes (the "Consent Payment"), for a total of $1,198.81 per $1,000 in Note principal, plus accrued interest. The Total Consideration was determined by reference to a spread of 0.50% (50 basis points) over the yield of the 5.75% U.S. Treasury Note due October 31, 2000.

The tender offer will expire at 11:59 p.m. EST, on April 16, 1998 unless otherwise extended. Consummation of the tender offer, and payment of the consideration for properly tendered consents and Notes, is subject to the satisfaction or waiver of various conditions.

IXC
Page 2


This news release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer is only made pursuant to the Offer to Purchase and Consent Solicitation Statement and the Consent and Letter of Transmittal. Questions concerning the terms of the tender offer or consent solicitation may be directed to Credit Suisse First Boston Corporation, the Dealer Manager and Solicitation Agent, at (212) 325-3290 or (800) 221-1037. Questions concerning the procedures for tendering notes or requests for the Offer to Purchase and Consent Solicitation Statement and the Consent and Letter of Transmittal may be directed to MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885 or (212) 929-5500.

Austin, Texas-based IXC Communications, Inc. is one of the largest and fastest-growing suppliers of network-based information delivery solutions for the global communications market. The company owns and operates one of the nation's newest and most technologically advanced digital networks and makes network capacity available to local telephone companies, national and regional long-distance carriers, cable and utility companies, and Internet Service Providers. IXC also offers a complete line of telecommunications products and services to both wholesale and retail customers, including private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on NASDAQ under the symbol of IIXC. IXC's Web site is located at www.ixc-comm.com.

                                      ###


Investor Contact:
James F. Guthrie
Executive Vice President, Chief Financial Officer
(512) 427-3731
jguthrie@ixc-comm.com